Exhibit 10.1

Summary of Compensation to Independent Directors

On May 29, 2007, the Board of Directors (the “Board”) of Cheniere Energy Partners GP, LLC (the “Company”), the general partner of Cheniere Energy Partners, L.P. (the “Partnership”), approved an annual payment of $50,000 to each independent director of the Company for services as a director. An additional annual payment of $30,000 was approved for the chairman of the Audit Committee as well as an annual payment of $15,000 for the members of the Audit Committee other than the chairman. An additional annual payment of $5,000 was approved for the chairman of the Conflicts Committee. In addition, on May 29, 2007 (the “Grant Date”), the Board granted each of the independent directors 12,000 phantom units pursuant to the terms of the Cheniere Energy Partners, L.P. Long-Term Incentive Plan. In addition, annually on the anniversary of the Grant Date, the independent directors will receive an additional 3,000 phantom units. Vesting will occur for one-fourth of the phantom units on each anniversary of the Grant Date beginning on the first anniversary of the Grant Date. Upon vesting, the phantom units will be payable in cash in an amount equal to the fair market value of a Partnership unit.